EXHIBIT 99.3


PRESS RELEASE


CONTACT:  George Steel
          Scientific Software-Intercomp, Inc.
          (303) 292-1111
          Email:  georges@ssii.com


SSI Announces a Conclusion of
SEC Investigation


Denver, Colorado, 11 September 1997 . . . Scientific Software-Intercomp, Inc. (SSI) announced that the Securities and Exchange Commission (SEC) has completed its investigation into the Company's financial statements for 1993, 1994 and 1995 and that the related SEC enforcement proceedings against the Company have been simultaneously concluded.

The investigation and the enforcement proceedings as they pertain to the Company have been resolved by SSI's consenting to the entry of a permanent injunction enjoining the Company from any future violations of the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. In consenting to the injunction, the Company neither admitted nor denied the allegations of the SEC. The Company is restating its financial statements for the years ending December 31, 1993, 1994 and 1995. No financial or other penalties will be levied against the Company.

George Steel, President and Chairman, said "The Company and its current management are pleased that the SEC matter has been concluded without further delay, as far as it relates to SSI. With this matter behind us, we are now able to devote all of our management efforts and resources to strengthening the Company and providing to our customers the value, service and level of technology for which SSI had become known."

Scientific Software-Intercomp, Inc. provides technically advanced, cost effective solutions and software to the petroleum industry worldwide. The company has offices in Beijing, Calgary, Denver, Houston, Jakarta and London.